STATE of DELAWARE

CERTIFICATE of TRUST

OF

GraniteShares ETP Trust

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, as the sole trustee, to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the statutory trust formed hereby is “GraniteShares ETP Trust” (the “Trust”).

SECOND: The name and address of the registered agent for service of process on the Trust in the State of Delaware is: The Corporation Trust Company, 1209 Orange Street - Corporation Trust Center, New Castle County, Wilmington, Delaware 19801.

THIRD: The address of the registered office of the Trust in the State of Delaware is: 1209 Orange Street - Corporation Trust Center, New Castle County, Wilmington, Delaware 19801.

FOURTH: Pursuant to Section 3806(b)(2) of the Act, the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instrument of the Trust, as the same may be amended from time to time.

FIFTH: Separate and distinct records shall be maintained by the Trust for any such series and the assets associated with any such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust, or any other series thereof. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 13th day of December, 2017.

By:	/s/ William Rhind
William Rhind, as Trustee